Exhibit 99.1

Contact:	James R. Clarkson, President and Chief Executive Officer
843.839.6270
Edward L. Loehr Jr., Senior Vice President and Chief Financial Officer
843.839.6263

FOR IMMEDIATE RELEASE

HCSB Financial Corporation Declares Stock Dividend

Loris, SC, January, 2009 – On January 22, 2009 the Board of Directors of HCSB Financial Corporation voted to approve a 3% stock dividend payable on February 20, 2009 to shareholders of record date February 6, 2009.

James R. Clarkson, president and chief executive officer, stated, “Amidst some of the most challenging economic times for the banking industry, HCSB Financial Corporation has continued to grow by adhering to our strong community bank principles and practices. On behalf of the Board of Directors, I am pleased to announce a 3% stock dividend as a thank you to our loyal shareholders.”

HCSB Financial Corporation is the parent of Horry County State Bank, a financial institution headquartered in Loris, South Carolina. Horry County State Bank operates 13 banking locations in Loris, Mt. Olive, Tabor City, Little River, North Myrtle Beach, Windy Hill, Conway, Homewood, Myrtle Beach, Carolina Forest, and Socastee, offering a full line of banking products and services, including internet banking, mobile banking, and merchant capture. The company’s website is www.hcsbaccess.com.

Certain statements in this news release may contain “forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information, by the company or any person, should not be construed as a representation that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.